As filed with the Securities and Exchange Commission on        , 1997
                                                        Registration No. 0-18049


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            NEROX ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)



             Nevada                                         31-1166419
             ------                                         ----------
(State or other jurisdiction of                    (I.R.S. Employer I.D. Number)
 incorporation or organization)

846 West Foothill Boulevard, Suite Y, Upland, CA              91786-3770
------------------------------------------------              ----------
   (Address of principal executive offices)                   (Zip Code)



                               SERVICES AGREEMENT
                            (Full title of plan(s))


                           Laughlin Associates, Inc.
                            2533 North Carson Street
                           Carson City, Nevada 89700
                                  800-648-0966
           (name, address and telephone number of agent for service)


                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED
    TITLE OF                                         MAXIMUM              PROPOSED MAXI-
   SECURITIES                AMOUNT TO BE            OFFERING             MUM AGGREGATE             AMOUNT OF
TO BE REGISTERED              REGISTERED         PRICE PER SHARE          OFFERING PRICE         REGISTRATION FEE
COMMON STOCK,
PAR VALUE
$0.00415
PER SHARE (1)                   450,000              $0.20                  $90,000.00                $100.00

COMMON STOCK,
PAR VALUE
$0.00415
PER SHARE (2)                   400,000              $0.20                  $80,000.00                $100.00


COMMON STOCK,
PAR VALUE
$0.00415
PER SHARE (3)                   150,000              $0.20                   $30,000                 $100.00

COMMON STOCK,
PAR VALUE
$0.00415
PER SHARE (4)                   100,000              $0.20                   $20,000                 $100.00

COMMON STOCK,
PAR VALUE
$0.00415
PER SHARE (5)                    25,000              $0.20                    $5,000                 $100.00

COMMON STOCK,
PAR VALUE
$0.00415
PER SHARE (6)                   350,000              $0.20                   $70,000                 $100.00


                CALCULATION OF REGISTRATION FEE - NOTES THERETO


(1) The Company is to issue 450,000 shares of its common stock as compensation for services to Jack Utter, Attorney at Law. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

(2) The Company is to issue 400,000 shares of its common stock as compensation for services to Danilo Cacciamatta, CPA, President, Cacciamatta Accountancy Corporation. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

(3) The Company is to issue 150,000 shares of its common stock as compensation for services to William D. Artus, Attorney at Law. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

(4) The Company is to issue 100,000 shares of its common stock as compensation for services to Joe Brock. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

(5) The Company is to issue 25,000 shares of its common stock as compensation for services to Alan Merlin Reedy, Attorney at Law. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

(6) The Company is to issue 350,000 shares of its common stock as compensation for services to Chris H. Giordano. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

This registration statement, including all exhibits and attachments, consists of _____ pages.

The exhibit index is on page 8.

                                    PART II

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents, which are filed with or are in the process of being filed with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

(a) The Company's Quarterly Report in Form 10-Q for the period ending March 31, 1997;

(b) The Company's Annual Report on Form 10-K for the year ended December 31,
    1996;

(c) All other Quarterly and Annual Reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 prior to the end of the fiscal year covered by the Annual Report referred to in (c) above; and

(d) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



ITEM 4.  DESCRIPTION OF SECURITIES.


The Company's authorized capitalization includes 12,000,000 shares of Common Stock, $0.00415 par value per share, of which 3,026,193 shares were issued and outstanding as of March 7, 1997 and 200,000 shares of Preferred Stock, no par value, of which 70,709 shares were issued and outstanding as of June 10, 1997. 4,991,193 common shares will be issued and outstanding upon filing of this Form S-8.

On May 9, 1997, Certificate Amending Articles of Incorporation was filed with the Secretary of State, State of Nevada, increasing the authorized shares from 6,000,000 to 12,000.000 and changing the par value per share from $0.0083 to $0.00415.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of the shareholders. The Company's Bylaws require a majority of the Company's issued and outstanding shares of Common Stock must be represented in order to constitute a quorum necessary to transact business at a meeting of the shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock are able to elect the entire board of directors, and, if they do so, holders of the remaining shares of Common Stock will not be able to elect any directors. Holders of the Company's Common Stock have no preemptive rights to acquire additional shares of Common Stock. The Company's Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of the Company's liquidation, each share of the Company's Common Stock is entitled to an equal share of corporate assets remaining after satisfaction of all Company liabilities and preferred distributions to holders of the Company's Preferred Stock. Holders of shares of the Company's Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid cash dividends on its Common Stock, and does not anticipate that it will pay cash dividends on its Common Stock in the foreseeable future.

The Company's Preferred Stock consists of a single class of preferred stock.
The Preferred Stock is convertible one year after date of issuance, and is nonvoting. Holders of shares of the Company's Preferred Stock are entitled to a preference over the Company's Common Stock in the event of the Company's liquidation, in the amount of $7.00 per share of Preferred Stock. Shares of Preferred Stock are convertible into shares of Common Stock as follows: One for one Share, Preferred Shares are redeemable by the Company on the following terms: One year from date of issuance; $7.00 per share. The Company has not paid cash dividends on its Preferred Stock, and does not anticipate that it will pay cash dividends on its Preferred Stock in the foreseeable future.

The Company's board of directors has the authority, without any further action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of the Company's Common Stock and Preferred Stock, upon terms established by the board of directors]. In the event of any such issuance of additional shares of the Company's Common Stock or Preferred Stock, the percentage ownership of the Company by existing shareholders would be reduced and the book value of the Company's Common Stock may be diluted.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.


ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a)  Article 9 of the Company's Articles of Incorporation, and Article VII,
Section 1 of the Company's Bylaws, provide for indemnification of the Company's officers and directors against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.


ITEM 8.   EXHIBITS.

The exhibit index is contained on page 8 of this Registration Statement.

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, including (but not limited to) any addition or election of a managing underwriter; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report for the Company pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upland, the State of California, on this 17th day of June, 1997.


                                        NEROX ENERGY CORPORATION


                                        By: /s/ Nicholas E. Ross
                                            --------------------------
                                            Nicholas E. Ross
                                            President, Chief Executive
                                            Officer and Director

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Nicholas E. Ross, President, or his successor in office, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, and in any and all capacities (until revoked in writing) to sign any and all capacities (including post-effective amendments and amendments thereto) this Registration Statement on Form S-8 of Nerox Energy Corporation, and to file same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                            DATE
---------                         -----                            ----
/s/ Nicholas E. Ross              Chief Executive Officer,         June 10, 1997
----------------------------      President and Director
Nicholas E. Ross

/s/ William D. Artus              Vice President and Director      June 10, 1997
----------------------------
William D. Artus

/s/ Joe Brock                     Director                         June 10, 1997
----------------------------
Joe Brock

INDEX TO EXHIBITS

No.            DESCRIPTION
---            -----------
5.             Opinion and Consent of Alan Merlin Reedy, Esq.

23             Consent of Cacciamatta Accountancy Corporation, Certified Public
               Accountants